AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Brighthouse Life Insurance Company of NY (hereinafter the “Company”), an insurance company formed under the laws of New York, each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”)., and FIDELITY DISTRIBUTORS COMPANY LLC (hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation , entered into a certain participation agreement dated March 6, 2017 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is effective as of March 1, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A to the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company intends to purchase shares of the portfolios of the Fund (the “Portfolios”) on behalf of each Account to fund the variable annuity and/or life insurance contracts (the “Variable Contracts”) identified on Schedule A of the Participation Agreement to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), unless such Account is exempt from registration thereunder;

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to the Participation Agreement to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3” or “the Rule”);

WHEREAS, the Company intends to deliver Fund shareholder reports to Contract Owners, by hosting a website (the “Specified Website”) that makes available certain fund documents required by the Rule;

WHEREAS, the Company intends to deliver portfolio prospectuses by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such websites in compliance with Rules 30e-3 and 498A unless the Funds prepare and provide the Required Materials that are specified in Rules 30e-3 and 498A; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Notices. Article XI of the Participation Agreement is hereby amended with respect to notice to the Company. Effective January 1, 2022, notice to the Company shall be as follows:

Brighthouse Life Insurance Company of NY

125 High Street, Suite 732

Boston, MA 02110

Attn: The Law Group

2.	Provision of Required Materials for Website Posting.

(a).        Required Materials. The Fund and/or the Underwriter shall make available the following “Required Materials,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(iv)	Statement of Additional Information (“SAI”) for the Portfolios;

(v)	Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters( the “Portfolio Holdings”).

(b).        Format of Required Materials. The Fund and the Underwriter shall ensure the Required Materials are made available to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper

(c)        Use of Summary Prospectuses.

(i).        The Company intends to use an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).        The Funds and Underwriter shall ensure that summary prospectuses are used for the Portfolios, as referenced in paragraph (j)(1)(ii) of Rule 498A.

3.

Content of Required Materials. Company may access the Required Materials via one of the methods identified on Schedule C.1. hereto, as it may be changed by the Fund or Underwriter from time to time; provided, that the Fund or Underwriter shall provide the Company with as much notice as reasonably practicable prior to any change of such methods. The Fund and the Underwriter shall be responsible for the content of the Required Materials. The Fund and the Underwriter shall make the Required Materials specified in (i-iii) of section 2(a) available to the Company no later than three (3) business days before a Report is required to be posted on the Specified Website (identified as Schedule C.2) The Fund and the Underwriter shall make the Required Materials specified in (iv-vi) of section 2(a) available on a timely and continuous basis to facilitate the required web posting and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

4.	Provision of Required Materials for Paper Delivery. The Fund and the Underwriter shall:

(a).        At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the Required Materials as set forth in Section 2(a) above. Such Company requests shall be fulfilled reasonably promptly.

(b).        Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide the Required Materials in electronic format so that the Company can arrange for the Required Materials to be printed for distribution pursuant to Sections 6 and 7 of this Amendment.

5.

Paper Notice to Contract Owners. The Fund and Underwriter acknowledge that the Company shall be responsible for providing the paper Notice to its Contract Owners, in accordance with paragraphs (c) and (d) of Rule 30e-3.

6.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraph (i)(1) and (j)(3) of Rule 498A.

7.

Investor Elections to Receive Future Fund Reports in Paper. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3.

8.

Portfolio Expense and Performance Data. The Funds shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, upon request, the Funds shall provide the following Portfolio expense and performance data on a timely basis, as described below, to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company):

(a).        the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b).        the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any [contractual] expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by a Portfolio or its affiliates; and

(c).        the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10- year periods).

The Funds and the Underwriter shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), and will use its best efforts to provide such data no later than seventy-five (75) calendar days after the close of each Fund’s fiscal year. The Funds and the Underwriter shall prepare and provide the fund’s Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such documents and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

9. Paper Notice and Ad Hoc Expense Allocation. To the extent agreed upon by the Parties in good faith as to timing, amount and other parameters, the Underwriter and/or the Funds may bear their proportionate costs of preparing and mailing the paper Notice to Contract Owners under Rule 30e-3. “Proportionate costs” means amounts that reasonably approximate the Company’s costs with respect to any Fund documents the Company delivers pursuant to reliance on Rule 498A and/or Rule 30e-3 as discussed herein, some expenses for which would otherwise be reimbursable to the Company under the Participation Agreement. Nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

10.	Construction of this Amendment; Participation Agreement.

(a).        This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, Rule 498A under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).        Except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

11.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

12.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date written below.

The Company:

BRIGHTHOUSE LIFE INSURANCE COMPANY of NY, on behalf of itself and each Separate Account

By:	/s/ Jason Frain

Print Name:	Jason Frain

Title:	Vice President

Date:

The Fund:
VARIABLE INSURANCE PRODUCTS FUND

VARIABLE INSURANCE PRODUCTS FUND II

VARIABLE INSURANCE PRODUCTS FUND III

VARIABLE INSURANCE PRODUCTS FUND IV

VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Colm Hogan

Print Name:	Colm Hogan

Title:	Assistant Treasurer
Date:	10/26/2021 | 18:58:23 PM EDT

The Underwriter:
FIDELITY DISTRIBUTORS COMPANY LLC

By:	/s/ Robert Bachman

Print Name:	Robert Bachman

Title:	EVP
Date:	10/26/2021 | 18:57:11 PM EDT

SCHEDULE C

Schedule C.1

https://institutional.fidelity.com

Fidelity.com/fundreports

Schedule C. 2

https://dfinview.com/BHF/TAHD/BHF